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EXHIBIT 11 -- COMPUTATION OF PER SHARE EARNINGS
CHAMPION HEALTHCARE CORPORATION

                                                                          THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                         1995                  1994
                                                                 ----------------------------------------
Primary:
- --------

Weighted average shares outstanding                                       4,227,975           1,209,294
   Net effect of dilutive stock options and warrants--
   based on the treasury stock method using average
   market price (1)                                                              --             428,646
                                                                 ------------------    ----------------

Total                                                                     4,227,975           1,637,940
                                                                 ==================    ================

Net income                                                       $          177,000    $      1,473,000
Preferred stock dividend requirement                                     (1,421,000)         (1,101,000)
Accretion of preferred stock issuance cost                                  (68,000)            (27,000)
                                                                 ------------------    ----------------

(Loss) income applicable to common stock                         $       (1,312,000)   $        345,000
                                                                 ==================    ================

Per share amount                                                 $             (.31)   $            .21
                                                                 ==================    ================

Fully Diluted:
- --------------

Weighted average shares outstanding                                       4,227,975           1,209,294
Net effect of dilutive stock options and  warrants--based on the treasury stock method using the year-end market
   price, if higher than average market price                             3,329,120           2,184,503
Assumed conversion of Preferred Stock (2)                                 9,920,427           8,233,090
                                                                 ------------------    ----------------

Total                                                                    17,477,522          11,626,887
                                                                 ==================    ================


Net income                                                       $          177,000    $      1,473,000
Interest reduction, net of tax effect                                       363,000             249,000
                                                                 ------------------    ----------------

Income applicable to common stock                                $          540,000    $      1,722,000
                                                                 ==================    ================

Per share amount                                                 $              .03    $            .15
                                                                 ==================    ================


(1) The effect of options was anti-dilutive for the quarter ended March 31, 1995.
(2)  At March 31, 1995 and 1994, the Company had 10,408,286 and 9,564,611
     shares of preferred stock outstanding.